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                              PLACEMENT AGENT AGREEMENT

              Offering of Units Consisting of Common Shares and Warrants


                                                 May 31, 1996

Rauscher Pierce & Clark Inc.  and
Rauscher Pierce & Clark Limited
c/o Rauscher Pierce & Clark Limited
56 Green Street
London W1Y 3RH
England


Dear Sirs:

         1.   INTRODUCTION

         FiberChem, Inc., a Delaware corporation (the "Company"), has duly authorized the issuance and sale of up to 3,333,333 units (the "Units"), each unit consisting of one share (the "Shares") of the Company's common stock, $.0001 par value (the "Common Stock") and one warrant (the "Warrants") to purchase one share of Common Stock (the "Offering").

         The Company has prepared and delivered a confidential preliminary offering memorandum dated April 25, 1996 (the "Preliminary Offering Memorandum"), describing, among other things, the Units, and providing material information about the Company and the terms of the Offering. The Company has prepared and delivered to you a final offering memorandum dated May 22, 1996 (together with any amendments or supplements thereto, the "Final Offering Memorandum").

         The Company intends to offer and sell the Units to investors who are not "U.S. persons" as defined in Regulation S ("Regulation S") under the United States Securities Act of 1933, as amended (the "Securities Act"), pursuant to purchase agreements (the "Purchase Agreements") to be entered into by the Company and each purchaser (each a "Purchaser," and together the "Purchasers"), in reliance upon and in conformity with an exemption from the registration requirements of the Securities Act pursuant to Regulation S.

         The Company has requested you to assist the Company as placement agent in the placement of the Units, and you have indicated your willingness to do so, subject to the satisfactory completion of such investigation and inquiry into the Company's business as you deem appropriate under the circumstances and subject to the conditions set forth below.

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         2.   APPOINTMENT OF PLACEMENT AGENT;
              PLACEMENT OF UNITS

              (a) The Company hereby appoints Rauscher Pierce & Clark Inc. and its wholly-owned subsidiary Rauscher Pierce & Clark Limited (together, the "Placement Agent") as placement agent in connection with the placement of all of the Units for the period (the "Offering Period") terminating at the close of business on May 31, 1996, unless you and the Company agree in writing that the Offering Period shall be further extended (the "Offering Termination Date"). Subject to the performance in all material respects by the Company of its obligations to be performed hereunder, and to the completeness and accuracy in all material respects of all of the representations and warranties of the Company contained herein, you hereby accept such agency and agree on the terms and conditions set forth in this Agreement to use your best efforts during the Offering Period to find qualified Purchasers for all of the Units. Your agency hereunder, which is coupled with an interest and therefore is not terminable by the Company without your permission, shall continue until the Offering Termination Date, except that, in any event, your agency shall terminate on the date of the initial issuance of the Units (the "Closing Date").

              (b) In the event the Offering is commenced and no Units shall have been subscribed for prior to the Offering Termination Date, your agency and this Agreement shall terminate without obligation on your part or on the part of the Company except as provided in SECTION 5 and except that the indemnification and contribution provided for in SECTION 8 shall continue after termination of this Agreement.

              (c) The Placement Agent shall not, in fulfilling its obligations hereunder, act as underwriter for the Units, and is in no way obligated, directly or indirectly, to advance its own funds to purchase any Units.

              (d) Notwithstanding anything herein to the contrary, the Company shall not be obligated to sell any of the Units unless the Placement Agent shall have found qualified Purchasers for such Units.

              (e) Notwithstanding anything herein to the contrary, the Company shall have the right to reject any and all Purchasers for the Units for any reason the Company deems reasonable in the exercise of its sole and arbitrary discretion.


         3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to, and agrees with, the Placement Agent that:

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              (a) The Final Offering Memorandum, as of its date and at the
Closing Date for the sale of Units and any amendment thereof and supplement thereto, as of their respective dates and at the Closing Date, did not and will not as of such dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any statements or omissions relating to matters of foreign law or made in reliance upon and in conformity with information furnished in writing to the Company by the Placement Agent expressly for use therein.

              (b) Neither the Company or any affiliate of the Company nor anyone acting on the behalf of the Company or any such affiliate, other than the Placement Agent, has, directly or indirectly, offered, sold or attempted to offer, sell or dispose of any of the Units, or solicited any offer to buy any Units from, or otherwise approached or negotiated with respect to the Units with any person.

              (c) The execution, delivery and performance of this Agreement and the Placement Agent Warrants (as defined in SECTION 5(b)) by the Company (i) has been duly authorized by all requisite corporate action of the Company, and
(ii) will not violate (A) the Certificate of Incorporation or By-laws of the Company as amended to date hereof or (B) any law applicable to the Company or any of its subsidiaries or any applicable rule, regulation or order of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or (C) any provision of any indenture, mortgage, agreement, contract or other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the material properties or assets of the Company or any of its subsidiaries are subject, or be in conflict with, or result in a breach of or constitute (upon notice or lapse of time or both) a default under any such indenture, mortgage, agreement, contract or other instrument or result in the creation or imposition of any claim, lien, security interest, mortgage, pledge, charge or other encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of its subsidiaries (except for such violation or conflict described in this Section which would not have a material adverse effect on the Company and its subsidiaries, taken as a whole). Upon execution and delivery by the Company, this Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law and except as rights to indemnity or contribution may be limited under applicable law.

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              (d)  Upon delivery to the Placement Agent in accordance herewith, the Placement Agent Warrants (as defined in SECTION 5(b)) will be duly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except as rights to specific performance may be unavailable and rights to indemnity or contribution may be limited under applicable law. The shares of common stock of the Company (the "Common Shares") issuable upon exercise of any of the Placement Agent Warrants (the "Warrant Shares") have been duly and validly authorized and reserved for issuance. The Warrant Shares, as and when issued and delivered in accordance with the terms of the Placement Agent Warrants, and upon receipt by the Company of the exercise price, will be duly and validly issued and outstanding, fully paid and non-assessable, and will not be subject to any pre-emptive or similar rights.

         4.   CERTAIN AGREEMENTS OF THE COMPANY

         The Company hereby agrees with the Placement Agent that:
              (a) During the Offering Period, neither the Company or any affiliate of the Company nor anyone acting on behalf of the Company or any such affiliate, other than the Placement Agent and any agents which the Placement Agent may appoint with reasonable care, shall, directly or indirectly, offer or sell, or attempt to offer, sell or dispose of, any of the Units, or solicit any offer to buy, or otherwise approach or negotiate in respect of, any of the Units.

              (b) If any event shall occur as a result of which it is necessary, in the opinion of the Placement Agent, to amend or supplement the Final Offering Memorandum in order to correct any untrue statement of a material fact or to state a material fact required to be stated or necessary to make the statements in the Final Offering Memorandum, in the light of the circumstances under which they were made, not misleading, the Company shall forthwith prepare and furnish to the Placement Agent a reasonable number of copies of such amendment of or supplement to the Final Offering Memorandum (in form and substance satisfactory to the Placement Agent), so that, as so amended or supplemented, the Final Offering Memorandum will not contain an untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in the light of the circumstances under which they were made, not misleading. The Company will not at any time amend or supplement the Final Offering Memorandum (i) prior to having furnished the Placement Agent and its counsel with a copy of the proposed form of the amendment or supplement and giving the Placement Agent and its counsel a reasonable opportunity to review and comment upon the same or (ii) in a manner to which the

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Placement Agent or its counsel shall reasonably object, unless in the Company's opinion the Company's failure to amend or supplement the Final Offering Memorandum could result in a violation of applicable law.

              (c) The Company shall furnish such information, execute such instruments and take such action, if any, as may be required to effect the placement of the Units under the securities laws of each jurisdiction in which the Units are offered for sale or sold; PROVIDED, HOWEVER, that nothing in the foregoing shall require the Company to register any securities under the Securities Act or any other applicable securities or blue sky laws of any state or any foreign or other jurisdiction (collectively, the "Securities Laws") other than as expressly provided in the Placement Agent Warrants; and PROVIDED FURTHER, that the Company shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

              (d) The Company shall furnish or make available to the Placement Agent or its counsel such additional documents and information regarding the Company and its affairs as the Placement Agent may from time to time reasonably request, including any and all documentation reasonably requested in connection with its due diligence efforts regarding information in the Final Offering Memorandum and in order to evidence the accuracy or completeness of any of the conditions contained in this Agreement; and all actions taken by the Company to authorize the issuance and sale of the Units and to reserve for issuance the shares of Common Stock issuable upon exerise of the Warrants and the Placement Agent Warrants shall be reasonably satisfactory in form and substance to the Placement Agent.

              (e) The Company shall, at all times upon reasonable request from the date hereof through the Closing Date and prior to the acceptance of each subscription, (i) make available to each Purchaser or its advisers, or both, such information (in addition to that contained in the Final Offering Memorandum) concerning the Offering, the Company and any other relevant matters as it possesses or can acquire without unreasonable effort or expense, and (ii) provide each Purchaser or its advisers, or both, prior to acceptance of its subscription, the opportunity to ask questions of, and receive answers from, the Company with respect to such matters.

              (f) The Company shall not offer or sell any securities of the same class as the Units until a period of six (6) months has elapsed from the Closing Date of the Offering, unless the Company shall have provided the Placement Agent with a satisfactory opinion from the Company's legal counsel to the effect that the proposed offer or sale will not result in any violation of the Securities Act, any state securities or blue sky laws, and any rules or regulations promulgated thereunder.

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              (g)  After the expiration of the applicable Restricted Period, the Common Shares issuable upon exercise of the Warrants shall be, and on or prior to the date that the Placement Agent Warrants are first exercisable, the Common Shares issuable upon exercise of the Placement Agent Warrants shall be, tradeable as part of the Company's Common Shares on the National Association of Securities Dealers - Automated Quotation System - The Small Cap Market ("NASDAQ"), or any other national securities exchange or share quotation system on which the Common Shares of the Company are listed at any time subsequent to the Closing Date.

              (h) The Company will not at any time issue a press release to announce the Offering of the Units (i) without the prior consent of the Placement Agent, (ii) prior to having furnished the Placement Agent with a copy of the proposed form of the press release and giving the Placement Agent a reasonable opportunity to review and comment upon the same or (iii) in a manner to which the Placement Agent or its counsel shall reasonably object, unless the Company is required to do so by applicable law.

         5.   COMPENSATION;  PAYMENT OF EXPENSES

              (a) In consideration of the Placement Agent's services in acting as exclusive placement agent for the Units, the Company hereby agrees to:

              (i) pay the Placement Agent a fee (the "Placement Agent Fee") in an amount equal to eight percent (8%) of the aggregate gross cash proceeds of the sale of the Units, on the Closing Date by wire transfer of immediately available funds to an account to be designated by the Placement Agent at least two (2) business days prior to the Closing Date.

              (ii) reimburse the Placement Agent for all of the reasonable out-of-pocket expenses incurred by the Placement Agent in connection with the Offering, including the reasonable fees, disbursements and expenses of the Placement Agent's legal counsel. Such expense reimbursement is not contingent upon the successful completion of the Offering, and shall be payable as billed by the Placement Agent from time to time prior to the Closing Date. Any outstanding sum due for out-of-pocket expenses shall be payable on the Closing Date by wire transfer of immediately available funds to an account to be designated by the Placement Agent at least two (2) business days prior to the Closing Date.

              (b) For a price of one hundred United States dollars ($100.00), the Company hereby agrees to issue to Rauscher Pierce & Clark Limited ("RPC Ltd."), concurrently with the successful completion and closing of the Offering, warrants to purchase Common Stock (the "Placement Agent Warrants") covering a number of shares of Common Stock equal to ten percent (10%) of the number of shares sold in the Closing, exercisable

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at the price per share equal to the issue price of the Units.  All shares of
Common Stock issuable upon the exercise of the Placement Agent Warrants (the "Warrant Shares") will be issuable out of the authorised Common Stock of the Company. The Placement Agent Warrants will have a term of five (5) years, will provide for piggy-back registration rights and may be exercised as to all or any lesser number of shares of Common Stock covered thereby commencing six months after the Closing Date. The Placement Agent Warrants shall be non-transferable except to (i) RPC Inc. or RPC Ltd.; (ii) successors to RPC Inc. or RPC Ltd;
(iii) purchasers of substantially all of the assets of RPC Inc. or RPC Ltd.;
(iv) officers, directors, employees, or agents of RPC Inc. or RPC Ltd.; (v) shareholders of RPC Inc. or RPC Ltd. or the shareholders or partners of their respective transferees in the event of a dissolution or liquidation of RPC Inc. or RPC Ltd.; or (vi) the respective nominees of any of the foregoing parties. The Placement Agent Warrants and the Warrant Shares shall be issued pursuant to the exemption from registration under the Securities Act provided by Regulation
S. RPC Ltd. and any and all transferees of the Placement Agent Warrants and the Warrant Shares pursuant to clauses (i) through (vi) of this Section shall comply, and any and all such permitted transfers of Placement Agent Warrants and Warrant Shares shall be made in compliance with the terms and provisions of the Securities Act, including Regulation S, and all other applicable securities laws of all other jurisdictions in which the Placement Agent Warrants and the Warrant Shares are issued and transferred, and any transfer not in such compliance shall be null and void and shall be given no effect.

              (c)  The Company shall pay the Placement Agent a fee (the
"Warrant Exerise Fee") equal to six percent (6%) of the exercise price of the Warrants, which shall be payable by banker's draft, cashier's cheque or wire transfer of immediately available funds within five (5) business days after notice of exercise of the Warrants and payment of the exercise price therefor by the holders thereof is received by the Company.

              (d) Whether or not the transactions contemplated hereby and by the Purchase Agreements shall be consummated, the Company shall pay all costs and expenses in connection with (i) the preparation and reproduction of the Preliminary Offering Memorandum and the Final Offering Memorandum, the certificates representing the Shares and the Warrants and the shares of Common Stock issuable upon exercise of the Warrants and upon exercise of the Placement Agent Warrants, and any amendment of or supplements to such documents, (ii) the reproduction of the Purchase Agreements, (iii) the Company's performance of and compliance with all agreements and conditions contained herein and in the Placement Agent Warrants, the Purchase Agreements, the certificates representing the shares of Common Stock issuable upon exercise of the Warrants and upon exercise of the Placement Agent Warrants on its part to be performed or complied with, (iv) all expenses incident to the issuance and delivery of the Units, the shares of Common Stock issuable upon exercise of the Warrants and upon exercise of the

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Placement Agent Warrants; and (v) the fees, disbursements and expenses of the
Company's legal counsel and accountants.

              (e) The Company reserves the unilateral right to terminate or withdraw the Offering at any time and for any reason whatsoever in the exercise of its sole and arbitrary discretion. If the Company so elects to terminate or withdraw from the Offering or elects to pursue an alternative financial arrangement, merger or other transaction in lieu of the Offering during the Offering Period or decides not to proceed with the Closing in each such case, for any reason other than a breach by the Placement Agent of its representations, warranties or agreements hereunder and the Placement Agent determines that it has identified investors sufficient to complete the minimum amount of the Offering, then the Company shall pay the Placement Agent the full fees and expenses provided for herein as if the Offering had been completed.

         6.   CONDITIONS OF THE PLACEMENT AGENT'S OBLIGATION

              (a) The Placement Agent's obligation to place the Units is subject to the accuracy of the representations and warranties of the Company in this Agreement and the Purchase Agreements, to the performance by the Company of its obligations under each of those agreements, and to the following further conditions:

              (i) After the expiration of the applicable Restricted Period, the Warrant Shares shall be tradeable as part of the Company's Common Stock on NASDAQ or any other national securities exchange, share quotation system or listing service on which the shares of Common Stock of the Company are listed or admitted to trading at any time subsequent to the Closing Date.

              (ii) The conditions to the Purchasers' obligations as set forth in the Purchase Agreements shall have been satisfied in all material respects.

              (iii) All documents incident to this Agreement and the Purchase Agreements shall be reasonably satisfactory in form and substance to the Placement Agent and its counsel, and the Placement Agent and its counsel shall have received such information, certificates and documents as they may reasonably request.

              (b) The obligations of the Company hereunder are subject to the following conditions:

              (i) the accuracy of the representations and warranties of the Placement Agent set forth herein and of the Purchasers in their respective Purchase Agreements;

              (ii) the performance by the Placement Agent of its agreements and obligations hereunder and the

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performance by the Purchasers of their respective agreements and obligations under their respective Purchase Agreements; and

              (iii) all documents incident hereto and to the Purchase
Agreements shall be reasonably satisfactory in form and substance to the Company and its counsel, and the Company and its counsel shall have received such information, certificates and documents as they may reasonably request.

         7.   MANNER OF OFFERS AND SALES OF THE UNITS

              (a) The offers and sales of the Units are to be effected pursuant to the exemption from the registration requirements of the Securities Act pursuant to Regulation S thereunder. The Company and the Placement Agent have established the following procedures in connection with the offer, sale and resale of the Units:

              (i) each offer and sale of the Units shall be made only in an "offshore transaction" (as defined in Regulation S) and to investors who are not "U.S. persons" (as defined in Regulation S);

              (ii) no offer or sale of any of the Units shall be made in the United States or to, or for the account or benefit of, any "U.S. person" (as defined in Regulation S);

              (iii) no "directed selling efforts" (as defined in Regulation S) in respect of the Units shall be made in or directed toward the United States;

              (iv) "offering restrictions" (as defined in Regulation S) in respect of the Units shall be implemented;

              (v) each Purchaser of the Units shall be furnished with the Final Offering Memorandum prepared by the Company, together with any amendments thereof and supplements thereto as shall have been prepared by the Company, which describes, among other things, (A) the Units, (B) such summary financial and business information concerning the Company as is considered appropriate, and (C) the restrictions on resale of the Units;

              (vi) no Preliminary Offering Memorandum or Final Offering Memorandum shall be delivered to any "U.S. person" (as defined in Regulation S); and

              (vii) each Purchaser of the Units shall be required to execute and deliver a Purchase Agreement which shall contain restrictions on resale of the Units otherwise than in compliance with the Securities Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

              (viii) the Company agrees to furnish the Placement Agent with such number of copies of the Preliminary

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Offering Memorandum and the Final Offering Memorandum and any revision or amendment thereof or supplement thereto as the Placement Agent may reasonably require in connection with the offer and sale of the Units.

              (b) The Placement Agent hereby represents, warrants and covenants with the Company that the Placement Agent, its affiliates, and any person acting on behalf of, or as agent of, any of the foregoing (each, an "Associated Person"), shall, whether as principal or agent, (i) comply with the procedures set forth in SECTION 7(a) hereof, (ii) offer and sell the Units to the Purchasers only in an "offshore transaction" (as defined in Regulation S),
(iii) not engage with respect to the Units in any "directed selling efforts" (as defined in Regulation S) in or directed toward the United States, (iv) comply with all "offering restrictions" (as defined in Regulation S) in respect of the Units, (v) not deliver any Preliminary Offering Memorandum or Final Offering Memorandum or any revision or amendment thereof or supplement thereto to any "U.S. person" (as defined in Regulation S), (vi) not make any offers or sales of any of the Units or any interest therein in the United States or to, or for the account or benefit of, any "U.S. person" (as defined in Regulation S), (vii) comply with all laws and regulations of those jurisdictions in which the Units are offered or sold which are applicable to the offer and sale of the Units,
(viii) send a written confirmation or other notice, on or prior to the Closing Date, to each person who is acting on behalf of the Placement Agent to the effect that such person is subject to the same restrictions on offers and sales that apply to the Placement Agent, (ix) the distribution of the Units shall be completed on or prior to the Offering Termination Date, (x) RPC Ltd. is not a "U.S. person" (as defined in Regulation S), is acquiring the Placement Agent Warrants in an "offshore transaction" (as defined in Regulation S) and is otherwise acquiring the Placement Agent Warrants and the Common Shares issuable upon exercise thereof in compliance with all applicable Securities Laws, and
(xi) each of the Placement Agent and any Associated Person has complied with each of the covenants set forth in clauses (i) through (viii) above from the date the Placement Agent first learned of the proposed offering of the Company's equity securities through and including the date hereof.

              (c) The Company hereby represents, warrants and covenants with the Placement Agent that the Company, its affiliates, and any person acting on behalf of, or as agent of, any of the foregoing (each, an "Associated Person"), shall, whether as principal or agent, (i) comply with the procedures set forth in SECTION 7(a) hereof, (ii) offer and sell the Units to the Purchasers only in an "offshore transaction" (as defined in Regulation S), (iii) not engage with respect to the Units in any "directed selling efforts" (as defined in Regulation
S) in or directed toward the United States, (iv) comply with all "offering restrictions" (as defined in Regulation S) in respect of the Units, (v) not deliver any Preliminary Offering Memorandum or Final Offering Memorandum or any revision or amendment thereof

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or supplement thereto to any "U.S. person" (as defined in Regulation S), (vi)
not make any offers or sales of any of the Units or any interest therein in the United States or to, or for the account or benefit of, any "U.S. person" (as defined in Regulation S), and (vii) not make any sales of any of the Units or any interest therein to any person other than the Purchasers; PROVIDED, HOWEVER, that insofar as this representation and warranty involves any broker-dealer participating in the Offering as placement agent, any affiliate of such broker-dealer or any officer, director, employee or agent of such broker-dealer, such representation is made by the Company solely on the basis of and in reliance upon the representations and warranties of such broker-dealer.

         8.   INDEMNIFICATION AND CONTRIBUTION

              (a) The Company agrees to defend, indemnify and hold RPC Inc., RPC Ltd. and their respective officers, directors, agents, employees and controlling persons (each in the context of this Section an "Indemnified Party") harmless from and against any losses, claim, damages or liabilities (including, without limitation, court costs and reasonable attorneys' fees and expenses) to which any Indemnified Party may become subject insofar as the same arises from an action which alleges or is based upon (i) any alleged untrue statement of a material fact in, or omission of a material fact necessary to make, communications by the Company made in connection with the Offering (other than with respect to any written information furnished by the Placement Agent for express inclusion in any such communications), in light of the circumstances in which they were made, not misleading; or (ii) any other violation of applicable securities or other laws, rules and regulations, by the Company or its officers, directors, agents, employees, and controlling persons, irrespective of the role or concurrent negligence of such Indemnified Party (except as set forth in the proviso below); or (iii) any claim asserted by Fladgate Fielder, Daniel Shier, European Capital Advisors, Gordon Werner or any other person or company affiliated or associated with any of the foregoing parties; or (vi) any person or company claiming that such party is entitled to a broker's fee, introduction fee, finder's fee or any other commission or payment of any nature whatsoever in connection with the Unit Offering, and the Company agrees to reimburse each Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating, settling or defending any action or claim in connection therewith (including, without limitation, court costs and reasonable attorneys' fees and expenses); PROVIDED, HOWEVER, that the Company shall not be liable to so indemnify any Indemnified Party in any such case to the extent that any such loss, claim, damage or liability is found in a final judgment of a court of competent jurisdiction to have resulted from an Indemnified Party's gross negligence or bad faith or breach of the terms of this Agreement.

              (b) The Placement Agent agrees to defend, indemnify and hold harmless the Company and its officers,

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directors, agents, employees and controlling persons (each in the context of this Section an "Indemnified Party") from and against any losses, claims, damages or liabilities (including, without limitation, court costs and reasonable attorneys' fees and expenses) to which any Indemnified Party may become subject insofar as the same arises from an action which alleges or is based upon, related to or arises in connection with (i) any alleged untrue statement of a material fact in, or omission of a material fact necessary to make, any written information furnished by the Placement Agent for express inclusion in any communications by the Company, in light of the circumstances, not misleading and (ii) any breach by the Placement Agent or any Associated Person of this agreement and to reimburse each Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating, settling or defending any action or claim in connection therewith (including without limitation, court costs and reasonable attorneys' fees and expenses); PROVIDED, HOWEVER, that the Placement Agent shall not be liable to so indemnify an Indemnified Party in any such case to the extent that any such loss, claim, damage or liability is found in a final judgment of a court of competent jurisdiction to have resulted from an Indemnified Party's gross negligence, bad faith or breach of the terms of this Agreement.

              (c) With respect to SECTION 8(a) AND (b) above, the parties agree that an Indemnified Party shall not be deemed to have been grossly negligent for reasonably relying upon any written untrue statement or alleged omission of a material fact necessary to make the statements, in light of the circumstances in which made, not misleading, contained in or omitted from any information provided by or on behalf of the Indemnitor (as defined in SECTION 8(d)) (including, without limitation of the generality of the foregoing, any accountant or attorney employed or retained by the Indemnitor). The indemnification provided in SECTION 8(a) AND (b) above shall extend upon the same terms and conditions to each person, if any, who may be deemed to control any Indemnified Party. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold such Indemnified Party harmless, then the Indemnitor shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Indemnified Party on the other hand but also the relative fault of the Indemnitor and the Indemnified Party, as well as any other relevant equitable considerations. The Indemnitor agrees to reimburse the Indemnified Party within ten days after presentation of any statement by the Indemnified Party of all reasonable expenses (including without limitation of the generality of the foregoing reasonable fees and expenses of attorneys selected by the Indemnified Party) incurred in connection with any testimony they or their employees are required to give (in court, before a regulatory agency, by deposition, or otherwise) in any regulatory or court proceeding (including depositions), whether or not the

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

Indemnified Party is a party, and which related directly or indirectly to the proposed Offering.

              (d) In the event any action (with respect to which indemnity or reimbursement (i) from the Company pursuant to the provisions of SECTION 8(a) or
(ii) from the Placement Agent pursuant to the provisions of SECTION 8(b) (each such party hereinafter referred to as the "Indemnitor"), may be sought by any indemnified party pursuant to the provisions of SECTION 8(d) OR (b) (each such party in the context of this SECTION 8(d), an "Indemnified Party"), on account of the agreements contained herein, shall be brought or threatened against an Indemnified Party, prompt notice of such action shall be given by such Indemnified Party to the Indemnitor in writing, together with a copy of all papers served on, or received by, the Indemnified Party in connection with such action; PROVIDED, HOWEVER, that failure to give such notice shall not affect the Indemnified Party's rights under the indemnification provisions of this Section, unless, and only to the extent that, such failure results in the Indemnitor's forfeiture of substantive rights or defenses. If such an event occurs, the Indemnitor shall assume the defense of such action, including the employment of counsel and the payment of all expenses. Each Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the employment thereof has been specifically authorized by the Indemnitor in writing; (b) the Indemnitor has failed to assume the defense and employ counsel; or (c) the named parties, or parties threatened to be named, to any such action (including any impleaded parties or parties threatened to be impleaded) include both the Indemnified Party and the Indemnitor, and the Indemnified Party has been advised by such counsel that there may be one or more legal defenses available to them which are different from or additional to those available to the Indemnitor (in which cases such Indemnified Party shall have the right to employ their own counsel and in such cases any reasonable fees and expenses of such counsel shall be paid by the Indemnitor).

         9.   TERMINATION OF THIS AGREEMENT

              (a) In the event the Company does not perform any obligation under this Agreement on its part to be performed within five (5) days of written notice of such failure from the Placement Agent or any representation and warranty of the Company hereunder is incomplete or inaccurate in any material respect, this Agreement, including all of the Placement Agent's obligations under this Agreement, may be immediately cancelled by the Placement Agent by notice thereof to the Company. Any such cancellation shall be without liability of any party to any other party except that the provisions of SECTIONS 5 AND 8 hereof shall survive any such cancellation.

              (b) In the event that the Placement Agent does not perform any obligation under this Agreement on its part


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

to be performed within five (5) days of written notice of such failure from the Company any representation or warranty of the Placement Agent hereunder is incomplete or inaccurate in any material respect, this Agreement and all of the Company's obligations hereunder may be immediately cancelled by the Company by notice to the Placement Agent. Any such cancellation shall be without liability of any party to any other party except that the provisions of SECTIONS 5 AND 8 shall survive any such cancellation.

         10.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY

         All representations, warranties, covenants and agreements contained in this Agreement, or contained in certificates of officers of the Company and the Placement Agent, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent or the Company or any controlling person, director or officer of the Placement Agent or by or on behalf of the Company, and shall survive delivery of the Units to the Purchasers, and delivery of the shares of Common Stock upon exercise of any of the Warrants and upon exercise of the Placement Agent Warrants.

         11. NOTICES

         All communications provided for or permitted in this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by courier or mailed by registered or certified mail, postage prepaid and return receipt requested, or transmitted by telefax, telex or telegraph and confirmed by a similar mailed writing, if to the Placement Agent, addressed to Rauscher Pierce & Clark Limited, 56 Green Street, London W1Y 3RH, England, Attention: David P. Quint, Managing Director, or to such other address as the Placement Agent may designate in writing to the Company, and, if to the Company, addressed to the Company, 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119, United States of America, Attention: Geoffrey F. Hewitt, or to such other address as the Company may designate in writing to the Placement Agent.

         12.  PARTIES

         This Agreement shall inure to the benefit of and be binding upon the Placement Agent, the Company and their respective successors. Nothing expressed herein is intended or shall be construed to give any person other than the persons referred to in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and for the benefit of no other person except as otherwise expressly set forth herein. No Purchaser of Units from the Company shall be deemed to be a successor by reason merely of such purchase.

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

         13. MISCELLANEOUS

         This Agreement constitutes the entire agreement and understanding of the parties with respect to the matters and transactions contemplated in this Agreement and supersedes all prior agreements and understandings whatsoever relating to such matters and transactions. Neither this Agreement nor any term may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall together constitute one instrument.

         14.  GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions of Delaware law.

         If the foregoing is in accordance with your understanding, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement between the undersigned in accordance with its terms.


                             Very truly yours,

                             FIBERCHEM, INC.


                             By  ________________________________

                             Name:  _____________________________

                             Title:  ____________________________

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

                             The foregoing Placement Agent
                             Agreement is confirmed
                             and accepted as of the date
                             first above written:

                             RAUSCHER PIERCE & CLARK INC.


                             By  ________________________________

                             Name:  _____________________________

                             Title:  ____________________________


                             RAUSCHER PIERCE & CLARK LIMITED


                             By  ________________________________

                             Name:  _____________________________

                             Title:  ____________________________

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